1. Name and Address of Reporting Person
   BERTHOUX, CHRISTOPHE
   251 Ballardvale Street
   Wilmington, MA 01887
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   10/11/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Charles River Laboratories Int'l., Inc (CRL)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   OFFICERS
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                23752                  D
Restricted Stock Award                      3000                   D

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Options (Right to  12/31/2000 09/29/2009 Common Stock            22529     $5.33      D
buy)                     <F1>
Stock Options (Right to  09/29/2000 09/29/2009 Common Stock            1011      $5.33      D
buy)                     <F2>
Stock Options (Right to  06/23/2001 10/21/2012 Common Stock            6500      $16        D
buy)                     <F3>
Stock Options (Right to  08/01/2002 08/01/2011 Common Stock            5887      $31.97     D
buy)                     <F4>
Stock Options (Right to  08/01/2002 08/01/2011 Common Stock            7213      $31.97     D
buy)                     <F4>
Stock Options (Right to  07/15/2003 07/15/2012 Common Stock            15590     $32.15     D
buy)                     <F5>
Stock Options (Right to  07/15/2005 07/15/2012 Common Stock            3110      $32.15     D
buy)                     <F5>

Explanation of Responses:

<F1>
Options became exercisable between December 31, 2000 and December 31, 2001
<F2>
Options became exercisable between September 29, 2000 and September 29, 2002
<F3>
Options vest on a 3 year schedule beginning June 23, 2001
<F4>
The options vest on a 3 year schedule beginning on August 1,2002
<F5>
The options vest on a 3 year schedule beginning on July 15, 2003

SIGNATURE OF REPORTING PERSON
/s/ CHRISTOPHE BERTHOUX

DATE
10/21/2002